Exhibit 99.23

Default Rider to Loan and Security Agreement No. 4508

dated _____________________ (the "Agreement")

between Pittsfield Mold & Tool, Inc. ("Debtor") and

Wentworth Capital, a division of Charter Financial, Inc. ("Secured Party")

The Agreement shall be amended as follows:

1. On or before March 1, 2000, Debtor shall obtain and deliver to Secured Party an original UCC-3 termination executed by an authorized officer of Opus, Incorporated, evidencing termination of Financing Statement No. 664592 filed on October 5, 1999 with the Secretary of the Commonwealth of Massachusetts.

2. On or before March 1, 2000, Debtor shall obtain and deliver to Secured Party all original documents as may be required by Secured Party to give Secured Party, its successors and assigns the right (but not the obligation) to do any one or more the following upon the occurrence of an Event of Default under the Agreement:

(i) take an assignment of the Mortgage and Security Agreement, dated September 29, 1999 (the "Mortgage") between Secured Party and Berkshire Bank (the "Bank");

(ii) enter upon and take possession of the premises located at 10 Betnr Industrial Drive, Pittsfield, MA 01201 (the "Premises");

(iii) remove the Equipment from the Premises; and/or

(iv) use, manage and/or operate the Premises and/or Debtor's business

(all such documents are collectively referred to herein as the "Assignment Documents"). The Assignment Documents shall be executed by authorized officers of the Bank and Debtor and shall be in form and substance satisfactory to Secured Party in its sole discretion.

3. A failure by Debtor to comply with any of the foregoing shall constitute an additional Event of Default under the Agreement.

This Default Rider shall be deemed to be an indivisible part of and supplement to the Agreement.

IN WITNESS WHEREOF, the parties have executed this Default Rider simultaneously with the Agreement.

Pittsfield Mold & Tool, Inc.	Wentworth Capital, a division of Charter Financial, Inc.

By:_________________________	By:_________________________
Title:_______________________	Title:_______________________